Exhibit 99.1
Insperity Appoints New Independent Director
HOUSTON – May 23, 2024 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s small and medium-sized businesses, today announced that its board of directors has appointed Phil Wilmington as a new independent director.
“The expansion of Insperity’s board of directors reflects the company’s continued focus on strategic growth through innovative solutions and best-in-class offerings,” said Paul J. Sarvadi, chairman and chief executive officer of Insperity. “Phil’s wealth of experience, most recently as Vice Chairman of Workday— a key strategic partner with Insperity—will provide invaluable insight and expertise to advance our mission of serving America’s best businesses.”
Mr. Wilmington has been appointed as a Class I director, serving on the Compensation Committee, with a term expiring at our annual meeting of the stockholders in 2026.
Mr. Wilmington's distinguished career in the HR services, human capital management and software sectors includes most recently serving as Vice-Chairman of Workday, Inc, from 2018 until his retirement in May 2024. His leadership at Tidemark Systems, Inc., as President and COO, his tenure as CEO of OutlookSoft, and his executive leadership positions at PeopleSoft demonstrate his profound impact on the HR software industry and his experience with innovative, growth-oriented companies.
"I am honored to serve in this important role and bring additional insights and guidance based on my experience at Workday and other high-growth companies,” Mr. Wilmington said. "I look forward to working with my new board colleagues to bring continued growth and success to the businesses Insperity serves."
About Insperity
Since 1986, Insperity’s mission has been to help businesses succeed so communities prosper. Offering the most comprehensive suite of scalable HR solutions available in the marketplace, Insperity is defined by an unrivaled breadth and depth of services and level of care. Through an optimal blend of premium HR service and technology, Insperity delivers the administrative relief, reduced liabilities and better benefit solutions that businesses need for sustained growth. With 2023 revenues of $6.5 billion and more than 90 locations throughout the U.S., Insperity is currently making a difference in thousands of businesses and communities nationwide. For more information, visit http://www.insperity.com.